Exhibit F

[Letterhead of Ernst & Young]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related prospectus of the European Investment Bank for the registration of $5,000,000,000 of notes and/or bonds and to the incorporation by reference therein of our reports dated February 25, 2003 and March 2, 2004, with respect to the financial statements of the European Investment Bank incorporated by reference in its Annual Report (Form 18-K) for the years ended December 31, 2002 and 2003, respectively, filed with the Securities and Exchange Commission.

ERNST & YOUNG
Société Anonyme

/s/ Kenneth A. Hay

Kenneth A. HAY

Luxembourg

December 10, 2004